UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 2, 2011

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas	77515
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 2, 2011, the Board of Directors of Benchmark Electronics, Inc. (the Company) approved, based on the recommendation of the Compensation Committee of the Board of Directors, the grant of performance based restricted stock units pursuant to the 2010 Omnibus Incentive Compensation Plan (the 2010 Plan) to the following executive officers:

Name	Restricted Share Units (#)
(number represents target awards)

Cary T. Fu	25,318
Gayla J. Delly	22,699
Donald F. Adam	15,715

The Award is a performance based award of restricted stock units (RSUs). The number of RSUs that will ultimately be earned will not be determined until the end of the performance period, which is December 31, 2014,and may vary from as low as zero to as high as three times the target number. The number of RSUs actually earned will depend on the level of achievement of certain performance goals. The level of achievement of these goals is based upon the audited financial results for the last full calendar year within the performance period (the year ending December 31, 2014) as compared to the base year (the year ended December 31, 2010). The Company’s performance goals consist of certain levels of achievement in the following Company financial metrics: annual revenue growth, operating income margin expansion, and return on invested capital. If the Company’s performance goals are not met, the applicable RSU award will not vest and would be forfeited. Additional terms and provisions are included in the Performance Based Restricted Stock Unit Agreement, which is filed as Exhibit 10.1.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Form of Performance Based Restricted Stock Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: March 4, 2011	By:	/s/ CARY T. FU
Cary T. Fu
Chief Executive Officer